Exhibit 99.1

NEWS RELEASE

DATE:	October 28, 2009 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Third Quarter 2009 Operating Results

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, Inc., announced today the unaudited results for the quarter ended September 30, 2009.  For the three months ended September 30, 2009, the Company recorded net income of $1.4 million or $0.03 per common share.  This compares to net income of $5.4 million and $0.28 per common share for the same period a year ago.

Mr. Brown stated, “For the third quarter of 2009, we continued to experience higher credit costs as a result of the economic recession.  Provision expense of $13.5 million was primarily driven by several larger construction and development loans that were downgraded or moved to non-performing status.  One of these loans, a $13.5 million land development loan in our Illinois affiliate, was the sole reason that our non-performing loans increased for the quarter.  Even though our credit costs and non-performing loans remain high, the number of new problem loans has slowed significantly from earlier in the year.  As I have mentioned before, a high percentage of our non-performing loans are centered in construction and development loans.  As of September 30, 2009, construction and development loans made up 48% of our non-performing loans yet comprised approximately 9% of our total loan portfolio.  All other sectors of our loan portfolios have continued to perform relatively well for the quarter and year.  We continue to make improving credit quality our number one priority.”

Mr. Brown continued, “Even with lower earnings, our capital levels remain strong.  As of September 30, 2009, our regulatory capital ratios (leverage, tier one to risk weighted assets, and total capital to risk weighted assets) were 8.9%, 12.9%, and 14.2% compared to the regulatory well-capitalized definitions of 5.0%, 6.0%, and 10.0%, respectively.  I am also pleased that on an operating basis (excluding goodwill impairment charges), we continue to be profitable and have been so every quarter during this difficult economic period.  Net interest income increased significantly (11%) over the same quarter one year ago and was also up (2%) over the second quarter of 2009, driven by lower deposit costs.  While mortgage related income decreased from record levels recorded in the second quarter, non-interest income was very strong due to increases in trust/brokerage, service charge and interchange revenue.  I am very pleased that our sales focus in brokerage referrals and growing our base of checking households has begun to make an impact on our results.”  For a reconciliation of Non-GAAP Net Income Excluding Goodwill Impairment Charges to GAAP Net Income, see “Regulation G Disclosure” below.

Mr. Brown concluded, “Late in the quarter, we announced our entry into the Columbus, Indiana market.  We were able to hire seasoned professionals in commercial banking, treasury management and mortgage origination from the former Irwin Union Bank.  This is a high quality team of banking professionals and we are fortunate to have them join our team.  Columbus is a very attractive market and is less than one half hour from our headquarters in Greensburg.  We have offices in adjacent counties and one office in Bartholomew County, the county in which Columbus is located.  On October 5th, we opened a loan and production office in Columbus and expect to open three branches there over the next two years.  We are very excited about the opportunities in this new market.”

NET INTEREST INCOME

Net interest income was $24.9 million for the third quarter of 2009.  Net interest margin, on a fully-taxable equivalent basis, was 3.83% for the third quarter of 2009 and 3.81% for the first nine months of 2009.  This compares to a net interest margin of 3.92% for the third quarter of 2008 and 3.82% for the first nine months of 2008.  The Company was able to maintain its net interest margin despite a significant year-over-year increase in its non-performing loans due to lower deposit costs.

NON-INTEREST INCOME

The Company’s non-interest income increased to $9.8 million for the third quarter of 2009 compared to $7.8 million for the same period in 2008.  On a linked-quarter basis, non-interest income decreased by $0.5 million.  The decrease from the second quarter of 2009 was primarily attributable to the decrease in mortgage banking income.  The heavy volume of refinance activity that occurred in the second quarter of 2009 diminished as mortgage rates increased in the third quarter.  Partially offsetting the decrease in mortgage banking income was an increase in service charges on deposit accounts.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $21.7 million for the third quarter of 2009 compared to $18.1 million for the same period in 2008.  On a linked-quarter basis excluding the goodwill impairment charge and the FDIC special assessment recorded in the second quarter, non-interest expense was relatively flat (see “Regulation G Disclosure” below).  This special assessment was levied by the FDIC on all banks and equated to five basis points of total assets minus Tier 1 capital, or $1.4 million in the case of the Company.  The Company’s efficiency ratio was 60.7% for the third quarter of 2009 compared to 58.3% for the same period a year ago. Due to the addition of resources in the areas of credit administration, cash management, brokerage and compliance.

ASSET QUALITY

Non-performing assets were $99.3 million as of September 30, 2009, an increase of approximately $9.9 million on a linked-quarter basis.  The increase in non-performing assets was primarily attributable to one $13.5 million land development loan that was classified as non-accrual during the quarter.  Non-performing assets represented 3.38% of total assets as of September 30, 2009 compared to 3.05% as of June 30, 2009 and 2.25% as of December 31, 2008.  The Company’s construction and land development loans continue to comprise a disproportionate percentage of its non-performing loans.  As of September 30, 2009, this portfolio comprised 9% of the total outstanding loan balances but contributed to 48% of the Company’s non-performing loans.  Annualized net charge-offs were 1.24% of average loans for the third quarter of 2009 and 1.00% of average loans on a year-to-date basis.  The Company’s allowance for loan losses as a percent of total outstanding loans was 2.83% as of September 30, 2009 compared to 1.73% as of December 31, 2008 and 1.36% a year ago.  Total loan loss provision expense was $13.5 million in the third of 2009, an increase of $3.1 million over the second quarter of 2009.  This increase was primarily attributable to the reserve allocation related to the aforementioned $13.5 million credit that was transferred to non-accrual status during the third quarter.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended September 30		Nine months ended September 30
Income Statement Summary	2009	2008	2009	2008
Interest Income	$36,307	$36,242	$107,634	$107,136
Interest Expense	11,374	13,693	34,889	43,668
Net Interest Income	24,933	22,549	72,745	63,468
Provision for Loan Losses	13,515	5,254	35,310	10,921
Noninterest Income:
Insurance commissions	520	516	1,556	1,590
Trust and investment product fees	425	418	1,066	1,238
Mortgage banking	1,706	796	7,297	2,978
Service charges on deposit accounts	4,542	3,875	11,944	10,638
Gain/(loss) on sales of securities	(24)	6	185	435
Interchange income	1,380	958	3,486	2,695
Other	1,247	1,233	3,769	3,817
Total Noninterest Income	9,796	7,802	29,303	23,391
Noninterest Expense:
Employee	11,895	10,400	35,076	31,056
Occupancy	1,627	1,470	5,056	4,355
Equipment	1,882	1,586	5,452	4,566
Intangible amortization	552	634	1,647	1,903
Telecommunications	519	471	1,567	1,359
Stationary, printing, and supplies	423	389	1,213	1,018
Goodwill impairment	—	—	45,076	—
FDIC assessment	724	101	3,546	208
Other	4,049	3,053	11,377	8,726
Total Noninterest Expense	21,671	18,104	110,010	53,191
Earnings Before Income Taxes	(457)	6,993	(43,272)	22,747
Provision for Income Taxes	(1,845)	1,610	(7,769)	4,939
Net Income	$1,388	$5,383	$(35,503)	$17,808
Preferred Dividends & Accretion	$(763)	$—	$(2,155)	$—
Net Income Available to Common Shareholders	$625	$5,383	$(37,658)	$17,808

	Three months ended September 30		Nine months ended September 30
Average Balance Sheet Data	2009	2008	2009	2008
Gross Loans	$1,974,496	$1,796,852	$1,996,874	$1,729,716
Earning Assets	2,684,644	2,352,424	2,626,038	2,271,578
Total Assets	2,943,079	2,624,734	2,910,883	2,554,262
Noninterest Bearing Deposits	238,336	207,137	235,105	199,192
Interest Bearing Deposits	2,030,515	1,727,749	1,924,060	1,702,326
Total Interest Bearing Liabilities	2,358,384	2,127,672	2,306,591	2,061,191
Shareholders’ Equity	320,058	269,674	343,805	270,939

	Three months ended September 30		Nine months ended September 30
Per Share Data	2009	2008	2009	2008
Diluted Earnings Per CommonShare	$0.03	$0.28	$(1.87)	$0.95
Cash Dividends Per Common Share	0.050	0.145	0.245	0.430
Market Value - High	7.74	21.27	15.16	21.27
Market Value - Low	5.64	13.98	4.85	12.15
Average Outstanding Shares (diluted)	20,148,462	19,127,713	20,136,362	18,761,370

	Three months ended September 30		Nine months ended September 30
Key Ratios	2009	2008	2009	2008
Return on Average Assets	0.19%	0.81%	-1.63%	0.93%
Return on Average Equity	1.72%	7.92%	-13.81%	8.78%
Net Interest Margin	3.83%	3.92%	3.81%	3.82%
Efficiency Ratio (1)	60.70%	58.34%	62.08%	59.93%
Net Overhead to Average Assets (1)	1.60%	1.56%	1.64%	1.56%

Balance Sheet Highlights
As of September 30	2009	2008
Total Loans (Excluding Loans Held for Sale)	$1,943,797	$1,957,154
Allowance for Loan Losses	54,941	26,529
Total Securities	678,486	518,066
Goodwill and Intangible Assets	109,863	147,805
Total Assets	2,934,326	2,867,149
Noninterest Bearing Deposits	245,697	215,686
Interest Bearing Deposits	1,990,007	1,859,165
Repurchase Agreements	45,201	33,547
Other Borrowings	297,424	436,248
Shareholders’ Equity	326,441	297,310

Other Balance Sheet Data
As of September 30	2009	2008
Book Value Per Common Share	$13.43	$14.76
Loan Loss Reserve to Loans	2.83%	1.36%
Nonperforming Assets to Total Assets	3.38%	1.65%
Outstanding Shares	20,136,362	20,136,362

Asset Quality
As of September 30	2009	2008
Loans Past Due 90 Days or More and Still Accruing	$3,130	$3,798
Non-accrual Loans	86,314	39,673
Other Real Estate Owned	9,874	3,782
Total Nonperforming Assets	$99,318	$47,253

Net Charge-offs - YTD	$14,952	$4,287
Net Charge-offs as a % of average loans	1.00%	0.33%

(1) Excludes the goodwill impairment charge of $45.1 million recorded in the second quarter of 2009.

Regulation G Disclosure

This press release includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.  We believe this information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any given period.

During the second quarter of 2009, the Company recorded a non-cash goodwill impairment charge.  The Company believes that excluding the after-tax effects of this charge from its discussion of the Company’s core operating results will provide investors with a basis to compare the Company’s operating results on a quarter by quarter basis without the material distortions caused by this non-operating charge.  The following table reconciles the non-GAAP financial measure “Net Income Excluding Goodwill Impairment Charge” with Net Income calculated and presented in accordance with GAAP.

	Qtr. Ended	Qtr. Ended
	9/30/09	6/30/09
Net Income as Reported	$1,388	$(38,069)
Goodwill Impairment Charge, Net of Income Tax	—	(40,191)
Net Income Excluding Goodwill Impairment Charge	$1,388	$2,122

Additionally, during the second quarter of 2009, the Company recorded a $1.4 million special assessment to the FDIC.  The Company believes that excluding the effect of the goodwill impairment charge and the FDIC special assessment in its discussion of the Company’s non-interest expense will provide investors with a basis to compare the Company’s results in the third quarter of 2009 to its results in the second quarter of 2009 without the material distortions caused by these charges.  The following table reconciles the non-GAAP financial measure “Non-Interest Expense Excluding Goodwill Impairment Charge and FDIC Special Assessment” with Non-Interest Expense calculated and presented in accordance with GAAP.

	Qtr. Ended	Qtr. Ended
	9/30/09	6/30/09
Non Interest Expense as Reported	$21,671	$67,861
Goodwill Impairment Charge	—	(45,076)
FDIC Special Assessment	—	(1,396)
Non Interest Expense Excluding Goodwill Impairment Charge and FDIC Special Assessment	21,671	21,389

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 69 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.